UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2006

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On August 31, 2006, Avista Corporation (Avista Corp. or the Company) filed a request with the Washington Utilities and Transportation Commission (WUTC) to increase electric rates for its Washington customers by an average of 8.8 percent, which is intended to increase annual revenues by $28.9 million. The proposed increase, referred to as a Production/Transmission Update (P/T Update) includes an update to those production and transmission costs that are included in base retail rates, and that are part of the Energy Recovery Mechanism (ERM). In Washington, the ERM allows Avista Corp. to increase or decrease electric rates periodically with WUTC approval to reflect changes in power supply costs. The ERM is an accounting method used to track certain differences between actual power supply costs and the amount included in base retail rates for Washington customers.

The Company is not requesting an increase in rates related to cost changes associated with administrative and general expenses, operation and maintenance expenses, or the cost of equity and capital structure. In this filing, however, Avista Corp. is proposing to flow through to customers the lower cost of debt the Company is experiencing since the last general rate case.

Included in the P/T Update are investments to upgrade several of the Company’s hydroelectric generating units to increase their efficiency and the continued upgrades to the Company’s 230-kilovolt high voltage transmission system to increase reliability and transmission capability to serve growing customer demand. Also contributing to the need for the P/T Update are higher operating costs for purchasing and generating electricity to serve Avista Corp.’s customers.

The filing proposes that new rates become effective on or before February 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: September 6, 2006	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel
and Chief Compliance Officer